Exhibit 99.1

EXECUTION VERSION

JOINDER TO VOTING AGREEMENT

This Joinder (“Joinder”), dated as of December 21, 2023, to the Voting Agreement, dated as of July 4, 2023, by and among American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), Freestone Re Ltd., an exempted company established under the laws of Bermuda (“Freestone Re”) and North End Re (Cayman) SPC, a Cayman segregated portfolio company (“North End Re”) (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Voting Agreement”) is being delivered by American National Group, LLC (“ANAT”) and BAM Re Holdings Ltd. (“BAM Re Holdings”; together with ANAT, each, a “Joining Party” and, together, the “Joining Parties”) to each party to the Voting Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Voting Agreement.

WHEREAS, Freestone Re desires to Transfer 3,857,184 Subject Shares, which represents 100% of its Subject Shares, to ANAT, an affiliate of Freestone Re;

WHEREAS, North End Re desires to Transfer 12,028,979 Subject Shares, which represents 100% of its Subject Shares, to BAM Re Holdings, an affiliate of North End Re; and

WHEREAS, Section 3(c) of the Voting Agreement provides that a Stockholder may not Transfer any Subject Shares to any person, unless prior to any such Transfer the transferee of such Subject Shares agrees to become a party to the Voting Agreement pursuant to a customary joinder agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, each Joining Party, intending to be legally bound, hereby agrees as follows:

1.

Joinder. Each Joining Party hereby acknowledges that it has received and reviewed a complete and correct copy of the Voting Agreement and hereby agrees that upon execution of this Joinder, the Joining Party shall become a party to, and be bound in the same manner and to the same extent as a Stockholder under, the Voting Agreement.

2.

Signature Page to the Voting Agreement. Each Joining Party’s duly executed signature page to this Joinder shall be deemed to be, and for all purposes constitute, a counterpart signature page to the Voting Agreement.

3.	Notices. The address for purposes of providing notices under Section 7(b) of the Voting Agreement and hereunder to the Joining Parties are as set forth on the applicable signature pages below.

4.	Miscellaneous. The provisions of Section 7 (General Provisions) of the Voting Agreement shall apply to this Joinder and are hereby incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Joinder as of December 21, 2023.

AMERICAN NATIONAL GROUP, LLC

By:	/s/ Timothy A. Walsh
	Name:	Timothy A. Walsh
	Title:	President & Chief Executive Officer

Address for notices:
One Moody Plaza
Galveston, TX 77550
Attention: Timothy A. Walsh

BAM RE HOLDINGS LTD.

By:	/s/ Gregory McConnie
	Name:	Gregory McConnie
	Title:	President & Director

Address for notices:
Ideation House, First Floor
94 Pitts Bay Road
Pembroke
HM08
Bermuda Attention: Gregory McConnie